EXHIBIT 6.4
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Issued to:    KARLGER LIMITED
              Tropic Isle Building
              P.O. Box 438 Road Town
              Tortola, British Virgin Islands

                               SBS INTERACTIVE CO.
                              SBS INTERACTIVE, INC.
                            200 Viceroy Ave., Unit 5
                                Concord, Ontario
                           L4K 3N8 Fax (905) 660-1122

                          CONVERTIBLE SECURED DEBENTURE
                          -----------------------------

$72,000.00 (US)                                                 October 30, 2002

1. Each of SBS Interactive Co., a Florida Corporation and SBS Interactive, Inc., a Nevada Corporation (collectively hereinafter referred to as the "Company") for value received hereby promises to pay, jointly and severally, to Karlgar Limited ("Karlgar"), at its address specified above or such other address as Karlgar may designate in writing, the principal amount of Seventy Two Thousand Dollars ($72,000) (the "Principal Amount") in the manner hereinafter provided, together with all other moneys which may from time to time be owing hereunder or pursuant hereto.

2. PRINCIPAL PAYMENTS. Subject to the provisions of this Convertible Secured Debenture, the said principal amount, together with all other monies owing hereunder, shall become due and payable on the date which is ninety (90) days from the date hereof.

3. REDEMPTION. This Convertible Secured Debenture shall be redeemable in full at any time prior to maturity, upon at least ten (10) days prior written notice.

4. SECURITY. As security for the payment of the principal, interest and all other moneys from time to time payable under this Convertible Secured Debenture, and the performance by the Company of all its obligations hereunder and to better secure the principal, interest and other monies from time to time secured hereunder, but subject to Permitted Encumbrances and to the exception as to leaseholds hereinafter contained, the Company hereby grants a security interest in and grants, assigns, mortgages and charges, as and by way of a first, fixed and specific mortgage and charge to and in favour of Karlgar:

     (a) all real immoveable property, both freehold and leasehold, now owned or hereafter acquired by the Company or its parent or subsidiaries, together with all buildings, erections, fixed machinery and fixed equipment presently situated thereon or which may at any time hereafter be constructed or placed thereon or used in connection therewith;




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     (b)  all furniture, machinery, equipment, vehicles, accessories and other tangible personal property (other than Inventory) now owned or hereafter acquired by the Company or its parent or subsidiaries or in respect of which the Company or its parent or subsidiaries now or hereafter has any right, title or interest, together with any proceeds of sale or disposition thereof;

     (c) All intellectual and intangible property, including without limitation, all patents, copyrights, trade marks, trade secrets, source code, object code now owned or hereafter acquired by the Company or its parent or subsidiaries or in respect of which the Company or its parent or subsidiaries now or hereafter has any right, title or interest, together with any proceeds of sale or disposition thereof;

     (d)  All proceeds of the foregoing.

     And for the same consideration and purposes and subject to the same exceptions, the Company hereby charges as and by way of a first floating charge to and in favour of Karlgar the undertaking of the Company and all its property and assets for the time being, both present and future, and of whatsoever nature and wherever situate (other than property and assets from time to time effectively subjected to the fixed and specific mortgages and charges created hereby or by any instrument supplemental hereto).

     Provided that such floating charge shall not prevent the Company from time to time until the security hereby constituted shall have become enforceable from selling, leasing or otherwise disposing of the property, rights and assets included in such floating charge or from giving security constituting Permitted Encumbrances, all in the ordinary course of its business and subject to the provisions of this Convertible Secured Debenture. In particular, the Company may give security to its bankers on its Inventory or by way of assignment of its accounts receivable (except to the extent such accounts receivable represent proceeds of the sale or disposition of property specifically mortgaged or charged hereunder or under any instrument supplemental hereto) and such security if, validly perfected shall rank prior to the lien hereof on such assets without further action by Karlgar. Notwithstanding any other provision of this Convertible Secured Debenture except as provided in the foregoing sentence, the security interests constituted hereby and by any supplemental security granted to Karlgar shall not be subordinate to, nor is there any intention to subordinate such security interests to, any Permitted Encumbrances or security interests held by others.

     All security interests created by this Convertible Secured Debenture attach immediately upon execution of the Convertible Secured Debenture. The attachment of the floating charge has not been postponed and the floating charge shall attach to any particular property intended to be subject to it as soon as the Company has rights in such property. All property and assets of the Company whether specifically charged or subjected to the floating charge are hereinafter referred to as the "Mortgaged Premises".



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5. CONVERSION OF DEBENTURE. At any time prior to the repayment of the Principal
Amount, Karlgar shall have the right to require the Company to convert all or any portion of the Principal Amount owing by the Company hereunder into fully paid and non-assessable common shares (the "Shares") of SBS Interactive, Co. at a conversion rate equal to one (1) common share for the lesser of:

     (a)  Two Dollars ($2.00) (US); or

     (b) the dollar amount per common share which SBS Interactive, Co.'s common stock sold in its most recent private placement;

     of the Principal Amount hereunder so converted

     Such conversion will he effected by the surrender of this Convertible Secured Debenture at the office of the SBS Interactive, Co. at 200 Viceroy Road, Unit 5, Concord, Ontario, L4K 3N8, accompanied by a written instrument of surrender signed by Karlgar notifying SBS Interactive, Co. as to the exercise of the right of conversion, specifying that the amount of Principal Amount hereunder being converted and setting forth the name and address of the person(s) in whose name(s) the shares issuable upon such conversion are to be registered.

     As promptly as practicable after the surrender of this Convertible Secured Debenture for conversion, SBS Interactive, Co. shall issue to Karlgar or its nominee(s) a certificate or certificates representing fully paid and non-assessable Shares into which all or a portion of the Principal Amount hereunder has been converted.

     No fractional share or scrip representing a fractional share shall be required to be issued upon the conversion of this Convertible Secured Debenture. If the conversion of this Convertible Secured Debenture would otherwise result in a fractional share, SBS Interactive, Co. shall, in lieu of issuing such fractional share, pay to Karlgar an amount equal to the fair market value of the fractional share based upon the then prevailing market price for a whole share.

     The conversion of this Convertible Secured Debenture shall be deemed to have been made at the close of business on the date on which this Convertible Secured Debenture is surrendered for conversion, so that Karlgar's rights in respect of the converted portion shall terminate at such time, and the person or persons entitled to receive the shares into which the whole or any part of this Convertible Secured Debenture is converted shall be treated, as between SBS Interactive, Co. and such person or persons as having become the holder or holders of record of such shares at such time.

     If SBS Interactive, Co. at any time subdivides or consolidates the shares issuable upon conversion, Karlgar shall thereafter be entitled on conversion to receive the shares to which it was before such subdivision or consolidation entitled, as subdivided or consolidated, and the conversion rate of indebtedness



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shall be adjusted accordingly. Any such adjustment shall become effective on the date and at the time that such subdivision or consolidation becomes effective.

     In case of:

     (a)  any reclassification of change of shares issuable upon conversion;

     (b) any consolidation, merger, or amalgamation of SBS Interactive, Co. with or into another corporation or corporations;

     (c) the sale of properties and assets of SBS Interactive, Co. substantially as an entirety to any other corporation or corporations followed by a winding-up of SBS Interactive, Co. or a distribution of its assets to the shareholders; or

     (d) the sale of the properties and assets of SBS Interactive, Co. substantially as an entirety to another person or persons in exchange for securities in or of such other person or persons or any affiliate thereof;

     Karlgar shall have the right thereafter to convert this Convertible Secured Debenture (or any portion thereof) into the kind and amount of shares or other securities and property (or the applicable portion thereof) receivable on such reclassification, change, consolidation, merger, amalgamation or sale that Karlgar would have been entitled to receive thereupon had Karlgar been the registered holder of the number of shares into which this Convertible Secured Debenture might have been converted immediately prior thereto. The provisions of this section shall similarly apply to successive reclassifications and changes of shares and to successive consolidations, mergers, amalgamations and sales.

6. EXCEPTION AS TO LEASEHOLDS. It is hereby declared that the last day of any term of years reserved by any lease or sublease, verbal or written, or any agreement therefor, now held or hereafter acquired by the Company is excepted out of the Mortgaged Premises, but the Company shall stand possessed of any such reversion upon trust to assign and dispose thereof as Karlgar may direct.

7. COVENANTS. This Convertible Secured Debenture is issued subject to and with the benefit of all the covenants, terms and conditions in Schedule "A" hereto which Schedule forms a part hereof.

8. EXTENSIONS AND AMENDMENTS. Any agreement for the extension of the time of payment of the moneys hereby secured or any part thereof made at, before or after maturity, and prior to be the execution of a discharge or release of this Convertible Secured Debenture, or any agreement for altering the term, the amount of the principal payments hereunder or any other covenant or condition hereof, need not be registered in any office of public record but shall be effectual and binding upon the Company and upon every subsequent mortgagee,



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chargee, encumbrancer or other person claiming an interest in the Mortgaged
Premises or any part thereof when executed by the Company and delivered to Karlgar.

9. RECEIPT. The Company hereby acknowledges receipt of a true copy of this Convertible Secured Debenture.

10. BINDING EFFECT, GOVERNING LAW AND HEADINGS. These presents are binding upon the parties hereto and their respective successors and assigns. This Convertible Secured Debenture shall be governed by and construed in accordance with the laws of the State of California and the laws of United States applicable therein. The division of this Convertible Secured Debenture into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Convertible Secured Debenture.

11. INVALIDITY, ETC. Each of the provisions contained in this Convertible Secured Debenture is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of-competent jurisdiction shall not affect the validity or enforceability of any other provision of Convertible Secured Debenture.

12. FACSIMILE OR ELECTRONIC COPY. This Convertible Secured Debenture may be executed by facsimile or electronic copy either of which will be deemed an original.

13. INCORPORATION BY REFERENCE. Schedule A is hereby incorporated herein in its entirety by this reference and made a part of this Convertible Secured Debenture.

     IN WITNESS WHEREOF the Company has executed this Convertible, Secured Debenture.

                              SBS INTERACTIVE CO.
                              A Florida Corporation

                              By:  /S/ BARRY ALTER
                                  -----------------------------------------
                              Name:  Barry Alter
                              Title: Vice-President
                                       c/s

                              (I have authority to bind the corporation)

                              SBS INTERACTIVE, INC.
                              A Nevada Corporation


                              By:  /S/ BARRY ALTER
                                  -----------------------------------------
                              Name:  Barry Alter
                              Title: Vice-President
                                       c/s

                              (I have authority to bind the corporation)



Schedule "A" - Terms and Conditions




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                                  SCHEDULE "A"

1. EACH OF SBS INTERACTIVE, INC. AND SBS INTERACTIVE, CO. HEREBY DECLARES, COVENANTS AND AGREES THAT IT, AS THE CASE MAY BE:

     (a) AS TO TITLE - is the sole legal and beneficial owner of the Mortgaged Premises and owns the same free of all encumbrances other than Permitted Encumbrances;

     (b) FURTHER ASSURANCES - shall at its expense on the request of Karlgar, execute and deliver to Karlgar such further assurances and documents as Karlgar may require to perfect Karlgar's security on all or any part of the Mortgaged Premises, including any UCC-1 Financing Statements or Deeds of Trust or to specifically charge any or all of the property then subject to the floating charge created hereby;

     (c) TO MAINTAIN CORPORATE EXISTENCE AND SECURITY - shall maintain its corporate existence in good standing, shall keep the Mortgaged Premises in good condition and repair, shall maintain the security hereby created as a valid and effective security at all times so long as any moneys are outstanding hereunder, shall carry on and conduct its business in a proper and efficient manner and in accordance with all applicable law, shall not materially alter the kind of business carried on by it, shall advise Karlgar promptly in writing of any proposed change in its name, shall observe and perform all of its obligations under leases, licenses and other agreements to which it is a party so as to preserve and protect the Mortgaged Premises and the income therefrom, and shall keep proper books of accounts with correct entries of all transactions in relation to its business;

     (d) NOT TO SELL - shall not, except as otherwise permitted hereunder, remove, destroy, lease, sell or otherwise dispose of any of the Mortgaged Premises; provided that the Company may sell or otherwise dispose of furniture, machinery, equipment, vehicles and accessories which have become worn out or damaged or otherwise unsuitable for their purposes on condition that it shall substitute therefor, subject to the lien hereof and free from prior liens or charges, property of equal value so that the security hereby constituted shall not thereby be in any way reduced or impaired;

     (e) TO INSURE - shall keep insured the Mortgaged Premises with reputable insurers approved by Karlgar in such amounts against loss or damage by fire and other causes or perils as Karlgar may reasonably require and shall pay all premiums necessary for such purposes as the same shall become due. All policies of insurance issued in respect of the Mortgaged Premises and all proceeds thereof are hereby assigned to Karlgar as security for the Company's obligations hereunder. Each policy of insurance shall show Karlgar as loss payee, as its interest




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          may appear, shall contain such mortgage clauses as Karlgar may require, shall be in terms satisfactory to Karlgar and, at the request of Karlgar, shall be delivered to and held by Karlgar subject to the rights of holders of Permitted Encumbrances; and

     (f) NO ACTIONS - has received no notice of and has no knowledge of any pending, potential or threatened litigation or claim for judicial or administrative action which would adversely affect the Mortgaged Premises or their use or market value.

2. WAIVER OF COVENANTS. Karlgar may waive in writing any breach by the Company of any of the provisions contained in this Convertible Secured Debenture or any default by the Company in the observance or performance of any covenant or condition required to be observed or performed by the Company hereunder, provided that no such waiver or any other act, failure to act or omission by Karlgar shall extend to or be taken in any manner to affect any subsequent breach or default or the rights of Karlgar resulting therefrom.

3. EVENTS OF DEFAULT. The whole of the principal balance remaining unpaid together with all other moneys secured by this Convertible Secured Debenture shall, at the option of Karlgar, become immediately due and payable and the security hereby created shall become enforceable in each of the following events (each event being herein called an "event of default"):

     (a) if the Company defaults in payment of the principal on this Convertible Secured Debenture or on any other indebtedness of the Company to Karlgar when the same becomes due;

     (b) if the Company ceases or threatens to cease to carry on its business or defaults in the performance or observance of any of the covenants contained in Section l of this Schedule;

     (c) if there is any material misrepresentation or misstatement contained in any certificate or document delivered by the Company or an officer or director of the Company in connection with any financing provided by Karlgar including the financing provided for in this Convertible Secured Debenture;

     (d) if the Company institutes any proceeding or takes any corporate action or executes any agreement or notice of intention to authorize its participation in or commencement of any proceeding (i) seeking to adjudicate it a bankrupt or insolvent, or (ii) seeking liquidation, dissolution, winding up, restructuring, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other



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          similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation or organization);

     (e) the Company becomes bankrupt or insolvent or commits an act of bankruptcy, or any proceeding is commenced against or affecting the
          Company:

          (i)  seeking to adjudicate it a bankrupt or insolvent;

         (ii) seeking liquidation, dissolution, winding up, restructuring, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation or organization); or

        (iii) seeking appointment of a Receiver, receiver and manager, liquidator, trustee, agent, custodian or other similar official for it or for any part of its properties and assets, including the Mortgaged Premises or any part thereof;

     (f) any order or judgment is issued by a court granting any of the relief referred to in Section 4(e) hereof;

     (g) if an encumbrancer or secured creditor shall appoint a Receiver or agent or other similar official over any part of the Mortgaged Premises, or take possession of any part of the Mortgaged Premises or if any execution, distress or other process of any court becomes enforceable against any of the property of the Company, or a distress or like process is levied upon any of such property;

     (h) if the Company takes any corporate proceedings for its dissolution, liquidation or amalgamation with another company or if the corporate existence of the Company shall be terminated by expiration, forfeiture or otherwise.

4. ENFORCEMENT. Upon the happening of any event of default, Karlgar may exercise any rights, powers or remedies available to Karlgar at law or in or under applicable legislation and, in addition, shall have the following rights, powers and remedies:

     (a) to enter upon and take possession of all or any part of the Mortgaged Premises;


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     (b)  to hold, use, repair, preserve and maintain all or any part of the
          Mortgaged Premises and make such replacements thereof and additions thereto as Karlgar shall deem advisable;

     (c) to exercise all powers necessary to the performance of all functions provided for herein including without limitation the powers to purchase on credit, to borrow money in the Company's name or in its own name and to advance its own money to the Company at such rates of interest as it may deem reasonable;

     (d) to sell, for cash or credit or part cash and part credit, lease or dispose of or otherwise realize upon all or any part of the Mortgaged Premises whether by public auction or by private sale or lease in such manner as Karlgar in its absolute discretion may determine, provided that it shall not be incumbent on Karlgar to sell, lease or dispose of the said property but that it shall be lawful for Karlgar peaceably to use and possess the same without hindrance or interruption by the Company, or any other person or persons whomsoever, and to receive income from such property and to convey, transfer and assign to a purchaser or purchasers the title to any undertaking, property and assets so sold and provided further that in the case of a sale on credit Karlgar shall only be liable to account to the Company, any subsequent encumbrancers and others for moneys actually received by Karlgar;

     (e) to appoint by instrument in writing any person or persons to be a Receiver of all or any portion of the undertaking, property and assets hereby charged, to fix the Receiver's remuneration and to remove any Receiver so appointed and appoint another or others in his stead; and

     (f) to apply to any court of competent jurisdiction for the appointment of a Receiver of all or any portion of the undertaking, property and assets hereby charged.

5. POWERS OF RECEIVER.

     (a)  Any Receiver shall have all of the powers of Karlgar set out in
          Section 4 of this Schedule and, in addition, shall have the following powers:

          (i) to carry on the business of the Company and to enter into any compromise or arrangement on behalf of the Company; and

          (ii) with the prior written consent of Karlgar to borrow money in his name or in the Company's name, for the purpose of carrying on the business of the Company and for the preservation and realization of the undertaking, property and assets of the Company including, without limitation, the right to pay persons having prior charges



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               or encumbrances on properties on which the Company may hold charges or encumbrances, with any amount so borrowed and any interest thereon to be a charge upon the Mortgaged Premises in priority to this Convertible Secured Debenture;

     (b) Any Receiver appointed pursuant to the provisions hereof shall he deemed to be an agent of the Company for the purposes of:

          (i) carrying on and managing the business and affairs of the Company, and

          (ii) establishing liability for all of the acts or omissions of the Receiver while acting in any capacity hereunder and Karlgar shall not be liable for such acts or omissions,

provided that, without restricting the generality of the foregoing, the Company irrevocably authorizes Karlgar to give instructions to the Receiver relating to the performance of its duties as set out herein.

6. APPLICATION OF MONEYS. All moneys actually received by Karlgar or by the Receiver pursuant to Sections 4 and 5 of this Schedule shall be applied:

          (a) first, in payment of claims, if any, of secured creditors of the Company, including any claim of the Receiver pursuant to Section 4 (a), ranking in priority to the charges created by this Convertible Secured Debenture as directed by Karlgar or the Receiver;

          (b) second, in payment of all costs, charges and expenses of and incidental to the appointment of the Receiver (including legal fees and disbursements on a solicitor and its own client basis) and the exercise by the Receiver or Karlgar of all or any of the powers granted to them under this Convertible Secured Debenture, including the reasonable remuneration of the Receiver or any agent or employee of the Receiver or any agent of Karlgar and all outgoings properly paid by the Receiver or Karlgar in exercising their powers as aforesaid;

          (c) third, in or towards the payment to Karlgar of all moneys due to it by the Company in such order as Karlgar in its sole discretion may determine;

          (d) fourth, in or towards the payment of the obligation of the Company to persons, if any, with charges or security interests against the Mortgaged Premises ranking subsequent to those in favour of Karlgar; and

          (e) fifth, subject to applicable law, any surplus shall be paid to the Company.


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7. RESTRICTION ON COMPANY AND ITS OFFICERS AND DIRECTORS. Upon the Company
receiving notice from Karlgar of the taking of possession of the Mortgaged Premises or the appointment of a Receiver, all the powers, functions, rights and privileges of each of the directors and officers of the Company with respect to the properties, business and undertaking of the Company shall cease unless specifically continued by the written consent of Karlgar.

8. DISCHARGE AND SATISFACTION. Upon payment by the Company to Karlgar of all moneys hereby secured, these presents shall cease and become null and void and the Mortgaged Premises shall revest in the Company without any acknowledgment or formality, but Karlgar shall upon the request and at the expense of the Company, execute and deliver to the Company a full release and discharge.

9. INTERPRETATION. As used herein the following expressions shall have the following meanings:

          (a) "Business Day" means any day except Saturday, Sunday or a statutory holiday.

          (b) "Company" means each of SBS Interactive, Inc. and SBS Interactive, Co., as the context requires.

          (c) "Inventory" means property of the Company held for sale including products purchased for resale, finished goods, work in process and raw materials but not including any property not intended to be directly incorporated in finished goods or products to be sold.

          (d) "Receiver" shall include one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Company appointed by Karlgar pursuant to this Convertible Secured Debenture or by a court of competent jurisdiction.

          (e) "Karlgar" means Karlgar Limited, its successors and assigns and, where applicable, includes those for whom it acts as nominee or agent.

          (f)  "Permitted Encumbrances" means any of the following:

               (i) liens for taxes, assessments, governmental charges or levies not at the time due;

               (ii) easements, rights of way or other similar rights in land existing at the date of this Convertible Secured Debenture which in the aggregate do not materially impair the usefulness in the business of the Company of the property subject thereto;


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             (iii)  rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

              (iv) title defects or irregularities which, in the opinion of Karlgar, are of a minor nature and in the aggregate shall not materially impair the usefulness in the business of the Company of the property subject thereto;

               (v) purchase money security interests consisting of any validly perfected charge, lien, security interest or other encumbrance, created, assumed or arising by operation of law after the date hereof, to provide or secure the whole or any part of the consideration for the acquisition of tangible personal property other than Inventory, where

                    A. the principal amount secured thereby does not exceed the cost to the Company of such property,

                    B. the Company's obligation to repay is secured only by the property so acquired by the Company,

                    C. the property is not being acquired as a replacement or substitution for property and assets which are specifically charged hereby, and

                    D. such security includes the renewal or refinancing of any such purchase money security interest on the same property provided that the indebtedness secured and the security therefor is not increased and remains validly perfected.









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